First Amendment
to
Monteagle Funds
Investment Company Services Agreement

This First Amendment to the Investment Company Services Agreement (the “Amendment”) is effective this 17th day of September, 2013, by and between the Monteagle Funds, a Delaware business trust, (the “Trust”); and Matrix 360 Administration LLC, a Delaware limited liability company (“Matrix”) with reference to the following facts:

WHEREAS, the Trust and Matrix entered into that certain Investment Company Services Agreement dated May 1, 2010 (the “Agreement”), wherein the Trust engaged Matrix to provide certain administration, portfolio accounting, and transfer agent and shareholder services for the Trust; and

WHEREAS, the Trust is adding a new series called The Texas Fund, and wishes to have Matrix perform the same services for this new series of the Trust; and

WHEREAS, the Trust and Matrix wish to amend the Agreement as described herein; and

WHEREAS, the Trust and Matrix each agree that the amendment to the Agreement is not intended to reduce in any manner the nature, quality, level, or extent of services to be rendered by Matrix to the Trust.

NOW, THEREFORE, it is agreed that the Agreement is hereby amended as follows:

Schedule C (listing the series of the Trust) in the Agreement is hereby deleted in its entirety and replaced with the attached, updated Schedule C which shall be effective September 17, 2013. Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.

EXECUTED on the date first above written.

Matrix 360 Administration LLC

/s/ Randall Linscott
Randall Linscott
President

Monteagle Funds

/s/ Paul Ordonio
Paul Ordonio
President

SCHEDULE C

MONTEAGLE FUNDS

Portfolios covered by this Agreement:

- Monteagle Fixed Income Fund
- Monteagle Select Value Fund
- Monteagle Quality Growth Fund
- Monteagle Informed Investor Growth Fund
- Monteagle Value Fund
- The Texas Fund